EXHIBIT 4.1


                           THE BANK OF NEW YORK MELLON
                     2 HANSON PLACE BROOKLYN, NEW YORK 11217


                                  June 23, 2009

Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

                  Van Kampen Unit Trusts, Series 881

Dear Sirs:

     The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 881 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on June 22, 2009, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-158601) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,





                                                          By: /s/ TIMOTHY CARSON
                                                           ---------------------
                                                        Assistant Vice President